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                                                              EXHIBIT 3(i)(a)(2)

                             CERTIFICATE OF MERGER
                                       OF
                               DMC HOLDINGS, INC.
                                 WITH AND INTO
                       DAISY MANUFACTURING COMPANY, INC.


     Daisy Manufacturing Company, Inc. hereby certifies that:

     1. The name and state of incorporation of each of the constituent corporations are:

     (a) Daisy Manufacturing Company, Inc., a Delaware corporation; and

     (b) DMC Holdings, Inc., an Arkansas corporation.

     2. A Plan and Agreement of Merger has been approved, adopted, certified, executed and acknowledged by DMC Holdings, Inc. and by Daisy Manufacturing Company, Inc. in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

     3. The name of the surviving corporation is Daisy Manufacturing Company, Inc.

     4. The certificate of incorporation of Daisy Manufacturing Company, Inc., as amended in the manner described below, shall be the certificate of incorporation of the surviving corporation. Upon filing of this Certificate of Merger, the Certificate of Incorporation of Daisy Manufacturing Company, Inc. shall be amended so that Section 4 shall read as follows:

         4.  AUTHORIZED SHARES AND RIGHTS OF SHAREHOLDERS.
             --------------------------------------------

             (a)  Authorized Shares and Par Value.  The authorized capital
                  -------------------------------
     stock of the Corporation shall consist of 9,600 shares of Preferred Stock, and 3,000 shares of Common Stock. The relative rights, preferences and limitations of the capital stock of the Corporation shall be as follows:

             (i)  PREFERRED STOCK.
                  ---------------

                       (A) The Corporation shall have the authority to issue 9,600 shares of Nonvoting Preferred Stock, par value of $1.00 per share, which shall be noncumulative and nonparticipating.

                       (B) Except as otherwise required by these Articles or by applicable law, the holders of Preferred Stock shall have no voting rights.
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                       (C) The Preferred Stock shall entitle the holders thereof
     to receive out of the surplus of the Corporation a noncumulative dividend at the rate of 8% per annum, payable when, as and if declared by the Board of Directors, before any dividend shall be set apart or paid on the Common Stock for such year, and the remainder of the surplus or net earnings applicable to the payment of dividends shall be distributed as dividends among the holders of the Common Stock, if, as and when the Board of Directors determines. If less than the full preferential dividend is paid to the holders of Preferred Stock in any calendar year, the unpaid amount shall lapse and shall not cumulate and shall not add to the preferential dividends in any subsequent year, whether or not the earnings of the Corporation were sufficient to cover the preferential dividend in the year in which it was not fully paid.

                       (D) In case of the liquidation, dissolution, or other distribution of assets of the Corporation, the holders of Preferred Stock shall be paid a liquidation preference equal to $1,000.00 per share (the "Liquidation Preference") before any amount shall be payable to the holders of the Common Stock; and after the payment of the Liquidation Preference of such Preferred Stock to the holders thereof, the balance of the assets and funds of the Corporation available for distribution shall be distributed wholly among the holders of the Common Stock. The consolidation or merger of the Corporation at any time, or from time to time, with any other corporation or corporations shall not be construed as a dissolution, liquidation, or distribution of assets of the Corporation within the meaning hereof.

                       (E) The affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy either in writing or at a meeting called for the purpose at which the holders of Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following:

                           (1) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Preferred Stock; provided, however, an amendment of these Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of any shares of any class ranking junior to the Preferred Stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of Preferred Stock; or

                           (2) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class ranking on parity with or prior to the Preferred Stock; or

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                           (3) The sale, lease or conveyance by the Corporation
     of all or substantially all of it assets; or

                           (4) The consolidation of the Corporation with or its merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Preferred Stock, except the same number of shares ranking prior to or on a parity with the Preferred Stock and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

                       (F) For the purpose of this Section 4: whenever reference is made to shares "ranking prior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation or dissolution of the Corporation are given preference over the rights of the holders of Preferred Stock; whenever reference is made to shares "on a parity with the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation or dissolution of the Corporation rank on an equal basis (except as to the amounts fixed therefor) with the rights of the holders of Preferred Stock; and whenever reference is made to shares "ranking junior to the Preferred Stock," such reference shall mean and include all shares of the Corporation which, with respect to the payment of dividends and with respect to distributions in the event of a voluntary or involuntary liquidation or dissolution of the Corporation, are junior and subordinate to the rights of the holders of Preferred Stock.

             (ii) COMMON STOCK.  The Corporation shall have the authority to
                  ------------
     issue 3,000 shares of Common Stock, with a par value of $1.00 per share. Holders of Common Stock shall be entitled to elect and appoint all members of the Board of Directors of the Corporation and shall otherwise be entitled to all of the rights generally inherent in the ownership of common stock under the Delaware General Corporation Law.

     5.   The surviving corporation is a corporation of the State of Delaware.

     6. The executed Plan and Agreement of Merger is on file at the principal place of business of Daisy Manufacturing Company, Inc. at 2111 South 8th Street, Rogers, Arkansas 72756.

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     7.  A copy of the Plan and Agreement of Merger will be furnished by Daisy
Manufacturing Company, Inc., on request and without cost, to any stockholder of DMC Holdings, Inc. or Daisy Manufacturing Company, Inc.

     8. The authorized capital stock of DMC Holdings, Inc. is 3,000 shares of common stock, $1.00 par value and 9,600 shares of preferred stock, $1.00 par value.

     IN WITNESS WHEREOF, Daisy Manufacturing Company, Inc. has caused this Certificate to be signed by its undersigned officers, on the 1st day of July, 1993.

                              DAISY MANUFACTURING COMPANY, INC.


                              By:   /s/ Marvin W. Griffin, Jr.
                                    ------------------------------
                              Title: President
                                     ----------------------------
ATTEST:

James C. Moody
--------------------------

Title: Assistant Secretary
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